 Exhibit 10.1

LOAN AND SECURITY AGREEMENT

BETWEEN

JANEL WORLD TRADE, LTD.

AND

THE JANEL GROUP OF NEW YORK, INC.

AND

THE JANEL GROUP OF ILLINOIS, INC.

AND

THE JANEL GROUP OF GEORGIA, INC.

AND

THE JANEL GROUP OF LOS ANGELES, INC.

AND

JANEL FERRARA LOGISTICS, LLC

AND

PRESIDENTIAL FINANCIAL CORPORATION

DATED AS OF

MARCH 27, 2014

TABLE OF CONTENTS

SECTION 1.	LOANS AND CREDIT ACCOMMODATIONS	6
1.1	Amount	6
1.2	Reserve	6
1.3	Use of Proceeds	6
1.4	Repayment	7
SECTION 2.	ADVANCES TO COVER INTEREST AND FEES; FEES AND EXPENSES	7
2.1	Interest	7
2.2	Fees and Expenses	7
2.3	Loan Account	7
2.4	Expense Reimbursement	7
SECTION 3.	SECURITY INTEREST	8
3.1	Grant	8
3.2	Further Assurances	8
SECTION 4.	ADVANCES AND ADMINISTRATION	8
4.1	Advance Requests	8
4.2	Remittance of Collections and Other Proceeds and Procedures	9
4.3	Application of Payments	9
4.4	Notification; Verification	9
4.5	Power of Attorney	9
4.6	Books and Records	10
SECTION 5.	REPRESENTATIONS AND WARRANTIES	10
5.1	General	10
5.2	Accounts	10
5.3	Borrower Reports	11
SECTION 6.	COVENANTS	11
6.1	Affirmative Covenants	11
6.2	Negative Covenants	12
6.3	Financial and Other Covenants	12
SECTION 7.	EVENTS OF DEFAULT AND REMEDIES	12
7.1	Events of Default	12
7.2	Remedies	13
SECTION 8.	RELEASE AND INDEMNITY	14
8.1	Release	14
8.2	Indemnity	14
SECTION 9.	TERM	14
9.1	Effectiveness of Agreement	14
9.2	Termination	14
9.3	Early Termination Fee	14
9.4	Effect of Termination	15
SECTION 10.	GENERAL PROVISIONS	15
10.1	Miscellaneous	15
10.2	Notices	15
10.3	Consent to Forum	16
10.4	Waivers by Borrower	16

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (as it may be amended, this "Agreement") is entered into on March 27, 2014 between PRESIDENTIAL FINANCIAL CORPORATION ("Lender"), having an address at 3460 Preston Ridge Road, Suite 550, Alpharetta, GA 30005, and JANEL WORLD TRADE, LTD. AND THE JANEL GROUP OF NEW YORK, INC. AND THE JANEL GROUP OF ILLINOIS, INC. AND THE JANEL GROUP OF GEORGIA, INC. AND THE JANEL GROUP OF LOS ANGELES, INC. AND JANEL FERRARA LOGISTICS, LLC (hereinafter individually, collectively, interchangeably and jointly and severally referred to as "Borrower"), whose chief executive office is located at 150-14 132nd Avenue, Jamaica, NY 11434 ("Borrower's Address"). Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth on Schedule A. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided in the UCC to the extent such terms are defined therein. The schedules attached to this Agreement are an integral part of this Agreement and are incorporated herein by reference.

SECTION 1.       LOANS AND CREDIT ACCOMMODATIONS

1.1          Amount

Subject to the terms and conditions in this Agreement, at Borrower's request and provided that no Default or Event of Default exists, Lender agrees to review Availability Certificates from the Borrower, and may, in its discretion, make Advances to Borrower during the Term, to the extent that there is sufficient Availability at the time of such request to cover, dollar for dollar, the requested Advance, and further provided that after giving effect to such Advances, the outstanding balance of all monetary Obligations will not exceed the Maximum Loan Amount. For this purpose, "Availability" means, on any date, an amount equal to:

(i)	the Eligible Accounts on such date multiplied by the Accounts Advance Rate;

minus

(ii)	all Reserves which Lender has established pursuant to Section 1.2 (including any to be established in connection with the requested Advance);

minus

(iii)	the outstanding balance of all monetary Obligations on such date.

1.2          Reserve

Lender may from time to time in its discretion establish and revise such reserves as Lender deems appropriate ("Reserves") to reflect (i) the amount of accrued but unpaid interest with respect to the monetary Obligations on such date; (ii) events, conditions, contingencies or risks which affect or may affect (A) the Collateral or its value, or the Liens and other rights of Lender in the Collateral or (B) the assets, business or prospects of Borrower or any Obligor; (iii) Lender's concern that any Collateral or financial information furnished by or on behalf of Borrower to Lender is or may have been incomplete, inaccurate or misleading in any material respect; (iv) any fact or circumstance which Lender determines in its discretion constitutes, or could constitute, a Default or Event of Default; (v) the percentage increase of Dilution in excess of 5%, as determined by the month-end accounts receivable aging; (vi) any material change in Borrower’s historical accounts payable practices that could result in a Material Adverse Change; or (vii) any other events or circumstances which Lender determines in its discretion make the establishment or revision of a Reserve prudent. Lender may, in its discretion, establish and revise Reserves by deducting them in determining Availability or by reclassifying Eligible Accounts as ineligible. In no event shall the establishment of a Reserve in respect of a particular actual or contingent liability obligate Lender to make Advances hereunder to pay such liability or otherwise obligate Lender with respect thereto.

1.3          Use of Proceeds

Borrower shall be authorized to use the proceeds of the Advances solely to make expenditures for lawful purposes of Borrower to the extent such expenditures are not prohibited by the provisions of this Agreement or Applicable Law. Borrower represents and warrants that Lender's loan or loans to Borrower will be used for nonconsumer purposes and not for personal, family or household purposes.

1.4          Repayment

Principal and interest shall be paid as stated in the Demand Secured Promissory Note (the “Note”) executed by Borrower in favor of Lender contemporaneously herewith. In addition, if at any time the amount of monetary Obligations exceeds Availability (any such excess, an "Overadvance"), or if at any time or for any reason the outstanding amount of Advances extended or issued pursuant hereto exceeds any of the dollar limitations (“Overline”), Borrower will pay to Lender within five (5) Business Days the amount of such Overadvance or Overline. Notwithstanding the foregoing, Lender may, in its discretion, make or permit the Advances or any other monetary Obligations that give rise to or constitute an Overadvance or Overline, provided that Borrower shall, upon Lender's demand, pay to Lender such amounts as shall eliminate such Overadvance or Overline. All unpaid monetary Obligations shall be due and payable in full upon termination of this Agreement pursuant to Section 9.2.

SECTION 2.       ADVANCES TO COVER INTEREST AND FEES; FEES AND EXPENSES

2.1          Interest

Principal and interest shall be paid as stated in the Note executed by Borrower in favor of Lender contemporaneously herewith. The parties agree that, and Borrower instructs Lender that, interest and other charges provided for herein and in the Note shall accrue daily and be paid by Advances and charged to Borrower’s Loan Account on the last day of the month with Lender; provided, all amounts chargeable to or reimbursable by Borrowers under Section 2.4 shall become due and payable by Borrower, upon demand, to Lender. Such Advances shall thereafter bear interest and be subject to other charges upon the same terms as other Advances, and such Advances are agreed by the parties to be principal pursuant to O.C.G.A. Section 7-4-2(A)(3). Borrower specifically agrees, by execution of this Loan Agreement and Note, to this treatment of all accrued but unpaid interest and other charges hereunder and under the Note.

2.2          Fees and Expenses

In addition to all interest and other sums payable by Borrower to Lender under this Agreement, Borrower shall pay Lender the fees and reimbursements listed on Schedule B, which are and shall be deemed earned in full on the date when same is due and payable hereunder and shall not be subject to rebate or proration upon termination of this Agreement for any reason.

2.3          Loan Account

Lender shall maintain a loan account in the name of Borrower, reflecting all Advances, charges, fees, expenses and payments made pursuant to this Agreement (the "Loan Account"). Lender shall provide Borrower with commercially reasonable electronic access to information about Borrower’s Loan Account (the “Online Statement”), which information shall include, without limitation, sufficient details regarding the collection of the Accounts (such as Account Obligor, payment date, payment amount, etc.) to permit Borrower to maintain its applicable financial records concerning such Accounts; provided, however, that Lender shall not be liable to Borrower for any damages suffered by Borrower as a result of the temporary failure or unavailability of or the lack of updates to the Online Statement. All information posted to the Online Statement shall be deemed to have been delivered to Borrower and, unless Borrower notifies Lender in writing to the contrary (including a detailed description of the alleged error or omission) within 30 days after such information is made available to Borrower, the Online Statement shall be deemed correct, accurate and conclusively binding on Borrower as an account stated (except for reverses and reapplications of payments made and corrections of errors discovered by Lender).

2.4          Expense Reimbursement

Borrower shall reimburse Lender for (i) any Extraordinary Expenses incurred by Lender and (ii) all legal, accounting, appraisal, consulting and other fees and expenses suffered or incurred by Lender in connection with: (a) the negotiation and preparation of any of the Loan Documents and any amendment or modification thereto; (b) the administration of the Loan Documents and the transactions contemplated thereby; (c) action taken to perfect or maintain the perfection or priority of any of Lender's Liens with respect to any of the Collateral, including, without limitation, any and all lien search fees, credit inquiry and investigation fees and costs; (d) any inspection of or audits conducted by Lender with respect to Borrower's books and records or any of the Collateral; or (e) any effort by Lender to verify or appraise any of the Collateral. Attorneys’ fees relating to collection for which Borrower shall be responsible to reimburse Lender shall be equal to the lesser of: (a) actual fees and expenses or (b) fifteen percent (15%) of the principal and interest owed hereunder at the time of commencement of collection activities or the maximum amount permitted by law then in effect. All amounts chargeable to or reimbursable by Borrowers under this Section 2.4 shall constitute Obligations payable on demand to Lender. The foregoing shall be in addition to, and shall not be construed to limit, any other provision of any of the Loan Documents regarding the indemnification or reimbursement by Borrower of claims suffered or incurred by Lender. Borrower agrees that Lender may conduct up to four (4) audits per calendar year and Borrower shall be responsible for up to four (4) audits per calendar year, unless an Event of Default exists, at which time Lender may increase the frequency of its audits and Borrower shall be responsible for any additional audits required by Lender.

SECTION	3. SECURITY INTEREST

3.1          Grant

To secure the full and timely payment and performance of all of the Obligations, Borrower hereby grants to Lender a continuing security interest in and Lien upon the following property and interests in property of Borrower, whether tangible or intangible, now owned or in existence or hereafter acquired or arising, and wherever located: all Accounts, Accounts and Securities, Chattel Paper, Furniture, Fixtures and Equipment, Instruments, Investment Property, General Intangibles, Deposit Accounts, Supporting Obligations, Inventory, Other Property, all Proceeds and products of all of the foregoing (including proceeds of any insurance policies and claims against third parties for loss or any destruction of any of the foregoing), and all books and records relating to any of the foregoing.

3.2          Further Assurances

Borrower agrees to comply with all Applicable Laws to perfect Lender's Lien in the Collateral and to execute such documents as Lender may require to effectuate the foregoing and to implement this Agreement. Borrower irrevocably authorizes Lender to file financing statements, and all amendments and continuations with respect thereto, in order to create, perfect or maintain its Lien in the Collateral as a duly perfected Lien, subject to no other Liens except Permitted Liens listed on Schedule C. Borrower hereby ratifies and confirms any and all financing statements, amendments and continuations with respect thereto heretofore and hereafter filed by Lender pursuant to the foregoing authorization.

SECTION	4. ADVANCES AND ADMINISTRATION

4.1          Advance Requests

Whenever Borrower desires to obtain an Advance, Borrower shall give Lender notice of such borrowing request telephonically (and confirmed in writing if requested by Lender) or by facsimile or electronic mail transmission no later than 11:00 a.m. Eastern Standard Time (“EST”), or, if in effect, Daylight Savings Time (“DST”) on the Business Day of the requested borrowing, and notices (in the form stipulated herein) received by Lender after 11:00 a.m. EST or DST, whichever is in effect, shall be deemed received on the next Business Day and notices received other than in the form stipulated herein shall be ineffective and deemed not received by Lender. Lender shall fund approved Advances no later than on the day after receipt or deemed receipt, as the case may be. Unless payment is otherwise timely made by Borrower, the becoming due of any amount required to be paid with respect to any of the Obligations (including any interest thereon) shall be deemed irrevocably to be a request (without any requirement for the submission of a notice of borrowing) for an Advance on the due date of and in an aggregate amount required to pay such Obligations and the proceeds of such Advance may be disbursed by way of direct payment of the relevant Obligations, provided that Lender shall have no obligation to honor any deemed request for an Advance on or after the date on which this Agreement is terminated pursuant to Section 9.2, or when an Overadvance exists or would result from such funding or when any applicable condition precedent is not satisfied, but Lender may do so in its discretion and without regard to the existence of, and without being deemed to have waived, any Default or Event of Default and regardless of whether such Advance is made after the date on which this Agreement is terminated pursuant to Section 9.2.

4.2          Remittance of Collections and Other Proceeds and Procedures

Borrower shall notify all Accounts to direct all Collections to the remittance address provided by Lender in the Procedures Letter (the “Remittance Address”). Lender shall retain the sole discretion to require Borrower to enter into a bank agreement or other agreement governing the remittance of Collections, which agreement shall be in form and substance acceptable to Lender and only Lender shall have access to withdraw or otherwise direct the disposition of Collections. In the event that Borrower receives any Collections or other proceeds of Collateral, Borrower shall not deposit or change its form and in all events within two Business Days of receipt by Borrower remit in-kind such Collections or other proceeds of Collateral directly to the Remittance Address and promptly notify Lender of such event. Until so forwarded, any such Collections or other proceeds of Collateral received by Borrower shall not be commingled with Borrower's other funds and shall be held by Borrower, as trustee of an express trust, for Lender's benefit. In the event any Collections are received by Borrower but not remitted to Lender in the time and manner specified herein, the Misdirected Payment Fee set forth on Schedule B shall be assessed and charged to the Borrower’s Loan Account. Borrower shall specify the Remittance Address on all agreements and contracts, and take all necessary steps to ensure all Collections are directed to the Remittance Address. On all invoices Borrower will place the Payment Notice that each invoice shall only be paid to the Remittance Address. All invoices shall be mailed or otherwise transmitted by Borrower to Account Obligors within five business days of issuance. Borrower will provide Lender with copies of all invoices and proof of delivery on all invoices as set forth in the Procedures Letter along with any other information as Lender may reasonably request.

4.3          Application of Payments

Lender may, in its discretion, apply, reverse and re-apply all Collections and other proceeds of Collateral or other payments received with respect to the Obligations, in such order and manner as Lender shall determine, whether or not the Obligations are due, and whether before or after the occurrence of a Default or an Event of Default. For purposes of determining Availability, funds received at the Remittance Address will be credited to the Loan Account upon Lender's receipt of notice that such items have been credited to the Payment Account, subject to final payment and collection; provided, however, that for purposes of computing interest on the Obligations, such items shall be deemed applied by Lender three Business Days after Lender's receipt of advice of deposit in the Payment Account. If, as the result of Lender's application of Collections to the Obligations as authorized by this Section 4.3 a credit balance exists in favor of Borrower (meaning that, on any date of determination, the collected balance of Collections after the applicable cutoff time on such date exceeds the outstanding principal balance of (and all interest, fees and other amounts payable with respect to) the Obligations after the applicable cutoff time on such date), such credit balance shall not accrue interest in favor of Borrower, but shall be available to, and promptly paid by Lender to Borrower upon Borrower’s request, at any time or times for so long as no Default or Event of Default exists.

4.4          Notification; Verification

Lender or its designee may, following a Default or Event of Default and to the extent permitted by Applicable Law: (i) verify directly with the Account Obligors the validity, amount and other matters relating to the Accounts, by means of mail, telephone or otherwise, either in the name of Borrower or Lender or such other name as Lender may choose; (ii) notify Account Obligors that Lender has a Lien in the Accounts and that payment thereof is to be made directly to Lender; and (iii) demand, collect or enforce payment of any Accounts (but without any duty to do so).

4.5          Power of Attorney

Borrower hereby makes, constitutes and appoints each of Lender's officers or agents as Borrower's attorney-in-fact with full power of substitution, in the name of Borrower or in the name of Lender, but for Lender's use and benefit, to do or perform at any time, in Lender's discretion, any of the following: (i) at any time, irrespective of whether there exists an Event of Default, receive, open and dispose of all mail addressed to Borrower (provided, however, Lender shall forward all correspondence not related to Collateral to Borrower) and endorse Borrower's name on any checks or other payment items with respect to any Collateral and to deposit same and apply them to such of the Obligations as Lender may elect; and (ii) at any time that an Event of Default exists, cause all mail to be diverted from any post office box in Borrower's name to a post office box or other address designated by Lender; demand, sue for, collect and receive monies due or to become due on any Accounts and to settle, compound, compromise or extend the time of payment of any Account or other Collateral upon terms acceptable to Lender without releasing Borrower from any liability to Lender, and do such other and further acts in Borrower's name which Lender may deem necessary or desirable to enforce any of the terms of this Agreement or to collect any of the Obligations or realize upon any Collateral. This power, being coupled with an interest, is irrevocable.

4.6          Books and Records

Borrower irrevocably authorizes all accountants and third parties to disclose and deliver to Lender, at Borrower's expense, all financial information, books and records, work papers, management reports and other information in their possession regarding Borrower. Borrower will not enter into any agreement with any accounting firm, service bureau or third party to store Borrower's books or records at any location other than Borrower's Address or at one or more of the business locations set forth in Schedule F hereto without first obtaining Lender's written consent (which consent may be conditioned upon such accounting firm, service bureau or other Person agreeing to give Lender the same rights with respect to access to books and records and related rights as Lender has under this Agreement).

SECTION	5. REPRESENTATIONS AND WARRANTIES

5.1          General

To induce Lender to enter into this Agreement and make Advances, Borrower represents and warrants that Borrower's legal name is exactly as set forth on the signature page of this Agreement; Borrower is duly organized and validly existing under the laws of the state where organized and is qualified to do business in each state where such qualification is required (except where the failure to so qualify would not be expected to result in a Material Adverse Change), all of which are listed on Schedule F attached hereto; the Lien granted by Borrower in the Collateral is and will at all times remain a duly perfected, first priority Lien in such Collateral other than Permitted Liens; Borrower is able to pay, does pay and will continue to pay its debts as they mature in the ordinary course of business; the most recent financial statements provided to Lender accurately reflect Borrower's financial condition as of that date and that there has been no Material Adverse Change in Borrower's financial condition (except as otherwise disclosed to Lender in writing; provided, however, Lender may, in its discretion, deem that a Material Adverse Change has occurred) since the date of those financial statements; there are no actions, suits or other legal proceedings of any kind now pending or, to Borrower's knowledge, threatened against Borrower that if successful would result in a Material Adverse Change; no Default or Event of Default exists hereunder; Borrower has never carried on business under or used any name other than its legal name and the trade names or trade styles listed on Schedule F attached hereto, and have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Units and all other Persons as is required or necessary to its assets and to carry on its business, and Borrower has not been notified by any such Governmental Unit or other Person that such Governmental Unit or other Person has rescinded or not renewed, or intends to rescind or not renew, any such license, consent, accreditation, approval or authorization. Each of the foregoing representations and warranties shall be deemed reaffirmed and remade as of the date of each Advance hereunder and shall not be affected by any knowledge of, or any investigation by, Lender. The continuing accuracy of each of the foregoing representations and warranties shall be a condition precedent to each Advance.

5.2          Accounts

Lender may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Borrower with respect to any Account. With respect to each Account, Borrower warrants that (i) all information relating to such Account that has been delivered to Lender is true and correct in all material respects, such Account has been invoiced after the date the services or goods giving rise to such Account were rendered or provided in the ordinary course of business, as applicable, all information set forth in the invoice is true, complete and correct in all material respects, Borrower has delivered to the Account Obligor all requested supporting claim documents and each invoice contains the Payment Notice to remit payments as set forth in Section 4.2; (ii) the Account and any goods sold in respect of such Account are the Borrower’s exclusive property and are not and will not be, subject to any consignment, sale on approval, sale or return or “bill and hold” arrangement or any Lien other than in Lender’s favor; (iii) any goods the sale or other disposition of which give rise to the Account or other right to payment are not (and will not at any time be) subject to any Lien other than in Lender’s favor; (iv) all amounts payable in respect of the Account are payable in Dollars; (v) the Account Obligor has accepted the goods or services relating to the Account; (vi) the Account Obligor owes and is obligated to pay the full amount stated in the invoice relating to the Account according its terms, without dispute, offset, deduction, defense or counterclaim (subject to customary credits and adjustments in the ordinary course of business, which shall be reported to Lender); (vii) the Account does not arise from a sale to an Affiliate or a sale to a consumer of goods to be used for personal, family or household purposes; (viii) it has absolute ownership of and title to the Account; (ix) the Account is not evidenced by any instrument, negotiable document, warehouse receipt or chattel paper; (x) prior to the date on which the Account arose, it had not received notice of the insolvency of the Account Obligor in respect of such Account or the commencement of any Insolvency Proceedings by or against such Account Obligor.

5.3          Borrower Reports

Borrower will provide Lender the reports listed below in a format and frequency acceptable to the Lender. All reports, which are to be submitted in Excel format and/or via direct data submission to an online computer system authorized and in form and substance acceptable to Lender, are due as follows: (i) completed Availability Certificate is due weekly (or if needed for advance purposes daily) to be delivered no later than 10:00 AM EST or DST, whichever is in effect; (ii) a detailed invoice date aging of the Accounts is due weekly; (iii) A complete customer list of all Accounts with contact information (name of primary contact, address and telephone number) is due at the beginning of each calendar month and (iv) a monthly projections for the next fiscal year, due no later than sixty days before the end of the current fiscal year; (v) monthly bank statements for all bank accounts of the Borrower; (vi) monthly evidence of all of its tax payments; and (vii) together with each delivery of financial statements required above, the certificate of Borrower substantially in the form of Exhibit A hereto signed by the designated officer of Borrower stating, among other things, that no event has occurred which constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given, or time elapse or both, under this Agreement (such certificate shall publish the accounting calculations used to determine compliance or noncompliance with Borrower’s financial obligations and financial covenants provided in this Agreement), or, if any such Event of Default or Defaults exists, specifying the nature thereof.

SECTION	6. COVENANTS

6.1          Affirmative Covenants

Borrower shall: (i) permit representatives of Lender from time to time, as often as may be reasonably requested, but only during normal business hours, to inspect and appraise the Collateral and to inspect, audit, and make extracts from Borrower's books and records and to discuss Borrower's financial affairs with Borrower's independent accountants; (ii) keep adequate records and books of account with respect to its business activities in accordance with prudent accounting practices; (iii) cause to be prepared and furnished to Lender, in accordance with GAAP within 30 days after the end of each month, an unaudited balance sheet of Borrower and its subsidiaries and related unaudited statements of income and cash flow for such month and for the portion of Borrower's fiscal year then elapsed, on a consolidated and consolidating basis and certified by an authorized officer of Borrower; (iv) cause to be prepared and furnished to Lender, in accordance with GAAP within 90 days after the end of each fiscal year of Borrower, audited financial statements of Borrower and its subsidiaries as of the end of such fiscal year, on a consolidated and consolidating basis, audited by a firm of independent certified public accountants acceptable to Lender; (v) pay and discharge all taxes prior to the date on which such taxes become delinquent or penalties attach thereto; (vi) comply with all Applicable Laws; (vii) promptly notify Lender in writing of any change in location of any place of business, or the establishment of any new place of business; (viii) carry liability insurance, with insurers acceptable to Lender, in such form and amounts, and with such deductibles and other provisions as Lender shall require, with each such insurance policy naming Lender as lender loss payee pursuant to a form of endorsement acceptable to Lender; (viii) promptly notify Lender of all disputes or claims relating to Accounts that exceed $25,000 per Account at any one time; and (x) cause each Obligor to deliver to Lender an updated financial statement as requested by Lender, but in no event less frequently than annually.

6.2          Negative Covenants

Borrower will not (i) merge or consolidate with another Person, form any new subsidiary or acquire any interest in any Person; (ii) acquire any assets except in the ordinary course of business and as otherwise permitted by this Agreement and the other Loan Documents; (iii) enter into any transaction with respect Borrower’s operations outside the ordinary course of business; (iv) sell or transfer any Collateral or other assets, except that Borrower may sell finished goods Inventory in the ordinary course of its business; (v) make any loans to, or investments in, any Affiliate or other Person (other than a Borrower) in the form of money or other assets; (vi) incur any debt outside the ordinary course of business; (vii) guarantee or otherwise become liable with respect to the obligations of another party or entity; (vii) incur a Change of Control; (viii) dissolve or elect to dissolve; (ix) pay any principal or interest on any indebtedness owing to an Affiliate other than a Borrower (except for any debt incurred outside the ordinary course of business; (x) enter into any transaction with an Affiliate other than on arms-length terms; (xi) compromise or settle any Account for less than the full amount thereof that exceed $25,000, unless Borrower has obtained the prior written consent of Lender; (xii) grant any extension of time of payment of any Account (except for reasonable extensions granted in the ordinary course of business, provided such extension does not affect the eligibility of the Account); (xiii) release (in whole or in part) any Account Obligor or other Person liable for the payment of any Account or grant any credits, discounts, allowances, deductions, return authorizations or the like with respect to any Account other than in the ordinary course of business that exceed $25,000, unless Borrower has obtained the prior written consent of Lender. Notwithstanding the foregoing, Borrower will not do any of the mentioned, in the case of (i, ii, iii), unless Borrower has obtained the prior written consent of Lender, which shall not be unreasonably withheld or delayed.

6.3          Financial and Other Covenants

Borrower shall at all times comply with the financial and other covenants set forth in the Schedule E attached hereto. With respect to Class A Preferred Stock, Lender will permit Borrower to make quarterly cash payments of Three Thousand Seven Hundred Fifty and No/100 Dollars ($3,750.00) provided no Event of Default has occurred or exists.

SECTION	7. EVENTS OF DEFAULT AND REMEDIES

7.1          Events of Default

The occurrence of any of the following events shall constitute an "Event of Default" under this Agreement, and Borrower shall give Lender immediate written notice thereof: (i) Borrower shall fail to pay any of the Obligations on the due date thereof (whether due at stated maturity, on demand following an Event of Default described in this section 7.1, upon acceleration, or otherwise); (ii) any representation, warranty, or other statement to Lender by or on behalf of Borrower, whether made in or furnished in compliance with or in reference to any of the Loan Documents, proves to have been false or misleading in any material respect when made; (iii) Borrower shall fail or neglect to perform, keep, or observe any covenant contained in this Agreement or any of the other Loan Documents; (iv) Borrower shall fail to remain in compliance with the requirements of the exchange resulting in the removal of a listed security from the exchange on which it trades; (v) any Material Adverse Change shall occur; (vi) Borrower shall cease to be solvent or shall fail to pay all or any portion of its debts and other obligations to any other creditor within 90 days after due date, as the same become due and payable, or be unable to pay, its debts and other obligations to any other creditor as the same become due and payable, or any occurrence which would allow or permit any other liabilities, indebtedness or obligations to any other creditor to be accelerated; (vii) any Insolvency Proceeding shall be commenced by or against Borrower or any Obligor and remains unvacated and unstayed for sixty (60) days; (viii) one or more judgments or orders for the payment of money in excess of $50,000 shall be entered against Borrower and remain undismissed and unpaid for thirty (30) days; (ix) any Obligor shall revoke or attempt to revoke or terminate, or fail to confirm Obligor's liability under, any guaranty to which any Obligor is a party; (x) the occurrence of a Change of Control of Borrower; (xi) any instruction or agreement regarding the Remittance Address and procedures related thereto is amended or terminated without the written consent of Lender, or if Borrower fails, or neglects to perform its obligation to remit payment of the Accounts it receives to the Remittance Address in accordance with Section 4.2; (xii) any Default shall occur under any other agreement or arrangement between Borrower and Lender; (xiii) any guarantor of any of the Collateral shall revoke or attempt to revoke, or shall dispute, such guaranty of any of the Obligations; (xiv) any failure of any Obligor to furnish Lender current financial information upon request; (xv) any failure of any Obligor or any Pledgor of any security interest in the Collateral (the "Pledgor") to observe or perform any agreement, covenant or promise contained in any agreement, instrument or certificate executed in connection with the granting of a security interest in any Collateral to secure the Obligations; (xvi) any uninsured loss, theft, substantial damage, destruction, sale, foreclosure of or encumbrance to any of the Collateral, or the making of any levy, seizure or attachment thereof or thereon or the rendering of any judgment or lien or garnishment or attachment against any Obligor or its property, whether actual or threatened, which causes (or would be reasonably expected to cause) a Material Adverse Change; (xvii) the dissolution, termination of existence, insolvency, appointment of a receiver of any part of the property of, assignment for the benefit of creditors by, or the commencement of any proceeding under any bankruptcy or insolvency laws, state or federal, by or against Borrower or any other Obligor remains unvacated and unstayed for sixty (60) days; (xviii) any discontinuance or termination of any guaranty of any of the Obligations by a guarantor; (xix) any amendment or termination of a financing statement naming the Borrower as debtor and the Lender as secured party, or any corrective statement with respect thereto, is filed by or on behalf of Borrower without the prior written consent of the Lender; (xx) if the Collateral declines in value or for any reason becomes insufficient in Lender's sole and exclusive judgment to secure the repayment of the Obligations and Borrower, after demand, fails or refuses to substitute and/or make additions to the Collateral, or pay down the Obligations satisfactory to Lender; (xxi) any failure of Borrower to comply with the reporting schedules set forth in section 5.3 or 6.1 or failure to furnish Lender any collateral report upon request; or (xxii) Lender in good faith deeming itself as to the ability of Borrower to repay the obligations, or as to the sufficiency of the Collateral. In the case of (xxi) above, Borrower shall have a period of three (3) days to cure the Event of Default; and, if the Default remains uncured after three (3) days, remedies outlined in section 7.2 will be available to Lender.

7.2          Remedies

Without in any way limiting the right of Lender to demand payment of any portion of the Obligations payable upon demand in accordance with this Agreement, upon or after the occurrence of an Event of Default (and for so long as such Event of Default shall exist), Lender may in its discretion declare the principal of and accrued interest on the Advances and all other Obligations outstanding to be, and whereupon the same shall thereupon become without further notice or demand (all of which notice and demand Borrower expressly waives), forthwith due and payable and Borrower shall forthwith pay to Lender the entire principal of and accrued and unpaid interest on the Advances and other Obligations, together with reasonable attorneys' fees and court costs if such principal and interest are collected by or through an attorney at law, and Lender may terminate this Agreement. In addition, Lender may, in its discretion, at any time or times exercise all of the rights and remedies of a secured party under the UCC or any other Applicable Law and all other legal and equitable rights to which Lender may be entitled under any of the Loan Documents, all of which rights and remedies shall be cumulative and shall be in addition to any other rights or remedies contained in any of the Loan Documents or available pursuant to Applicable Law, and none of which shall be exclusive. Borrower agrees that any requirement of notice to Borrower of any proposed public or private sale or other disposition of any Collateral by Lender shall be deemed reasonable notice thereof, if given at least seven (7) days prior thereto. Lender may purchase all or any part of the Collateral at a public sale or, if permitted by Applicable Law, at any private sale, and, in lieu of actual payment of such purchase price, may set off the amount of such price against the outstanding Obligations. The proceeds realized from any sale or other disposition of Collateral may be applied first to any Extraordinary Expenses incurred by Lender, second to interest accrued with respect to any of the Obligations, and then to the principal balance of the Obligations. If any deficiency shall arise, Borrower and each Obligor shall remain liable to Lender therefor. The failure or delay of Lender to require strict performance by Borrower of any provision of the Loan Documents or to exercise or enforce any rights, Liens, powers, or remedies under any of the Loan Documents shall not operate as a waiver of such performance, liens, rights, powers, and remedies, but all such rights, Liens, powers, and remedies shall continue in full force and effect until all of the Obligations have been fully satisfied.

SECTION	8. RELEASE AND INDEMNITY

8.1          Release

Borrower hereby releases Lender and its affiliates and their respective directors, officers, employees, attorneys and agents and any other Person affiliated with or representing Lender (the "Released Parties") from any and all liability arising from acts or omissions under or pursuant to this Agreement, whether based on errors of judgment or mistake of law or fact, except for those arising from fraud, negligence, willful misconduct. In no circumstance will any of the Released Parties be liable for lost profits or other special or consequential damages. Such release is made on the date hereof and remade upon each request for an Advance by Borrower.

8.2          Indemnity

Borrower hereby agrees to indemnify the Released Parties and hold them harmless from and against any and all claims, debts, liabilities, demands, obligations, actions, causes of action, penalties, costs and expenses (including reasonable attorneys' fees), of every nature, character and description, which the Released Parties may sustain or incur based upon or arising out of any of the transactions contemplated by this Agreement or the other Documents or any of the Obligations or any other matter, cause or thing whatsoever occurred, done, omitted or suffered to be done by Lender relating to Borrower or the Obligations (except any such amounts sustained or incurred as the result of the willful misconduct of the Released Parties). Notwithstanding any provision in this Agreement to the contrary, the indemnity agreement set forth in this Section shall survive any termination of this Agreement.

SECTION	9. TERM

9.1          Effectiveness of Agreement

This Agreement will become effective when executed by Borrower and accepted by Lender in the State of Georgia (the “Effective Date”), and will continue in effect for an initial term of three (3) years (the “Initial Term”). Renewals shall be considered annually (the “Renewal Term”) unless terminated by either party as set forth in Section 9.2 of this Agreement or as otherwise provided herein. Unless sooner demanded, all Obligations will become immediately due and payable, without further notice or demand, upon any termination of this Agreement.

9.2          Termination

Borrower may terminate this Agreement only as of an Anniversary Date and then only by giving Lender at least sixty (60) days prior written notice of termination, whereupon this agreement shall terminate on said Anniversary Date. Lender may terminate this Agreement at any time by giving Borrower at least sixty (60) days prior written notice of termination, provided Lender may terminate this Agreement immediately without prior notice to Borrower at any time an Event of Default exists and this Agreement shall be deemed to have automatically terminated upon the commencement of any Insolvency Proceeding by Borrower.

9.3          Early Termination Fee

If this Agreement is terminated by Borrower or automatically on the commencement of an Insolvency Proceeding by Borrower (and whether such termination occurs on an Anniversary Date or otherwise), or by Lender after the occurrence of an Event of Default, Lender will be entitled to a termination fee (the "Early Termination Fee"), as liquidated damages for its loss of the benefit of the bargain and not as a penalty (the parties acknowledging that the termination fee is a reasonable calculation of Lender's loss of the benefit of the bargain from any such termination). The Early Termination Fee, calculated as follows, shall be due and payable on the effective date of termination and thereafter shall bear interest at a rate equal to the highest rate applicable to any of the Obligations:

  Three percent (3%) of the Maximum Loan Amount, if terminated prior to the first Anniversary Date of the Initial Term;

  Two percent (2%) of the Maximum Loan Amount, if terminated on or after the first Anniversary Date but prior to the second Anniversary Date of the Initial Term;

  One percent (1%) of the Maximum Loan Amount, if terminated on or after the second Anniversary Date but prior to the third Anniversary Date of the Initial Term, or if a Renewal Term is in effect, if terminated prior to the Anniversary Date of the then current Renewal Term.

9.4          Effect of Termination

No termination shall affect or impair any right or remedy of Lender or relieve Borrower of any of the Obligations until all of the Obligations have been indefeasibly paid in full or performed.

SECTION	10. GENERAL PROVISIONS

10.1        Miscellaneous

This Agreement shall be governed by and construed in accordance with the internal laws of the State of Georgia; may not be amended, except by written agreement of Borrower and Lender; expresses the entire understanding of the parties hereto with respect to the subject matter hereof; may be executed in one or more counterparts, each of which shall constitute an original, but all of which taken together shall constitute but one and the same instrument; and shall be binding upon and inure to the benefit of the respective successors and assigns of Borrower and Lender (provided that Borrower may not assign or transfer any of its rights under this Agreement or other Loan Documents without the prior written consent of Lender). The paragraph and section headings in this Agreement are for convenience of reference only and shall not affect the substantive meaning of any provision of this Agreement. Time is of the essence of this Agreement and all of the other Loan Documents.

10.2        Notices

All notices given under this Agreement shall be in writing and shall be given by hand delivery by a reputable private delivery service, by regular first-class mail or certified mail return receipt requested, addressed to Lender or Borrower at the address set forth below, or by facsimile transmission to Borrower at 516-593-0925 or Lender at 770-493-5532, or such other address or facsimile number as may be designated in writing by one party to the other delivered in accordance with the provisions hereof.

If to Lender:

Presidential Financial Corporation

3460 Preston Ridge Road, Suite 550

Alpharetta, GA 30005

Attn: Frank Palmieri

Phone number: 770.491.8345

E-mail address: fpalmieri@presidentialfinancial.com

If to Borrower:

Janel World Trade, Ltd. AND The Janel Group of New York, Inc. AND

The Janel Group of Illinois, Inc. AND The Janel Group of Georgia, Inc. AND

The Janel Group of Los Angeles, Inc. AND Janel Ferrara Logistics, LLC

150-14 132nd Avenue

Jamaica, NY 11434

Attn: Philip J. Dubato

Phone number: 516.593.1390

E-mail address: pdubato@janelgroup.net

10.3        Consent to Forum

Borrower hereby consents to the non-exclusive jurisdiction of any United States federal court sitting in or with direct or indirect jurisdiction over the Northern District of Georgia or in any Georgia state or superior court sitting in Fulton County, Georgia, in any action, suit or other proceeding arising out of or relating to this Agreement or any of the other Loan Documents and Borrower irrevocably agrees that all claims and demands in respect of any such action, suit or proceeding may be heard and determined in any such court and irrevocably waives any objection it may now or hereafter have as to the venue of any such action, suit or proceeding brought in any such court or that such court is an inconvenient forum. Nothing herein shall limit the right of Lender to bring proceedings against Borrower or with respect to any Collateral in the courts of any other jurisdiction. Any judicial proceeding commenced by Borrower against Lender involving, directly or indirectly, any matter in any way arising out of, related to or connected with any Loan Document shall be brought only in a United States federal court sitting in or with direct jurisdiction over the Northern District of Georgia or in any Georgia state or superior court sitting in Fulton County, Georgia. Nothing in this Agreement shall be deemed to preclude the enforcement by Lender of any judgment or order obtained in such forum or the taking of any action under this Agreement to enforce same in any other appropriate forum or jurisdiction.

10.4        Waivers by Borrower

To the fullest extent permitted by Applicable Law, Borrower waives (i) the right to trial by jury (which Lender hereby also waives) in any action, suit, proceeding or counterclaim of any kind arising out of or related to any of the Loan Documents, the Obligations or the Collateral; (ii) presentment, demand and protest and notice of presentment, protest, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Lender on which Borrower may in any way be liable and hereby ratifies and confirms whatever Lender may do in this regard; (iii) notice prior to taking possession or control of the Collateral or any bond or security which might be required by any court prior to allowing Lender to exercise any of Lender's remedies; (iv) the benefit of all valuation, appraisement and exemption laws; (v) any claim against any Lender, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in respect of any claim for breach of contract or any other theory of liability arising out of, or the taking of any enforcement action, or related to any of the Loan Documents, any transaction thereunder or the use of the proceeds of any Advances; and (vi) notice of acceptance hereof. Borrower acknowledges that the foregoing waivers are a material inducement to Lender's entering into this Agreement and that Lender is relying upon the foregoing waivers in its future dealings with Borrower. Borrower warrants and represents that it has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

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IN WITNESS WHEREOF, Borrower and Lender have signed this Agreement as of the date set forth in the heading.

BORROWER:

THE JANEL GROUP OF GEORGIA, INC.

By: /s/ Ruth Werra___________________

Ruth Werra, Secretary

THE JANEL GROUP OF LOS ANGELES, INC.

By: /s/ Ruth Werra___________________

Ruth Werra, Secretary

JANEL FERRARA LOGISTICS, LLC

By: Janel World Trade, Ltd., Sole Member

By: /s/ Ruth Werra_________

Ruth Werra, Secretary

STATE OF   New York

COUNTY OF   Nassau

Ruth Werra personally appeared

and acknowledged the foregoing before

me this 27 day of March, 2014

/s/ Audrey T. Rieman __________________

Notary Seal

My commission expires March 30, 2015

JANEL WORLD TRADE, LTD.

By: /s/ Ruth Werra________________

Ruth Werra, Secretary

THE JANEL GROUP OF NEW YORK, INC.

By: /s/ Ruth Werra________________

Ruth Werra, Secretary

THE JANEL GROUP OF ILLINOIS, INC.

By: /s/ Ruth Werra ________________

Ruth Werra, Secretary

LENDER:

PRESIDENTIAL FINANCIAL CORPORATION

By: /s/ Frank Palmieri________________

Frank Palmieri, First Vice President

SCHEDULE A

Definitions

This Schedule is an integral part of the Loan and Security Agreement dated March 27, 2014, between JANEL WORLD TRADE, LTD. AND THE JANEL GROUP OF NEW YORK, INC. AND THE JANEL GROUP OF ILLINOIS, INC. AND THE JANEL GROUP OF GEORGIA, INC. AND THE JANEL GROUP OF LOS ANGELES, INC. AND JANEL FERRARA LOGISTICS, LLC and PRESIDENTIAL FINANCIAL CORPORATION (the "Agreement").

In addition to terms defined in the Agreement, as used in the Agreement, the following terms have the following meanings:

“Accounts” means all of Borrower’s now owned or existing and future acquired or arising "accounts", as such term is defined in the UCC, and any and all other receivables (whether or not specifically listed on schedules furnished to Lender), including, without limitation, all accounts created by, or arising from, all of Borrower's sales, leases, rentals or other dispositions of goods or renditions of services to its customers (whether or not they have been earned by performance), including but not limited to, those accounts arising from sales, leases, rentals or other dispositions of goods or software sold or licensed or rendition of services made under any of the trade names, logos or styles of Borrower, or through any division of Borrower, all contract rights, notes, drafts, acceptances, general intangibles and other forms of obligations and receivables, and any and all Supporting Obligations in respect thereof.

“Accounts and Securities” means all of Borrower’s money, deposit accounts, letters of credit, letter of credit rights and investment property.

“Account Obligor” means the Person primarily obligated to pay an Account or Chattel Paper.

“Account Obligor Claim” means to any Account Obligor such Account Obligor’s dispute, claim, offset, defense, deduction, rejection, recoupment, counterclaim or contra account with respect to any Account Obligor, including any dispute or claim relative to price, terms, quality, quantity, performance, workmanship (regardless of the merits of any such dispute or claim).

“Accounts Advance Rate” means a percentage established by Lender, which shall be up to 70% as of the date of this Agreement, and which may be increased or decreased by Lender from time to time in the exercise of its discretion. After delivery of the September 30, 2014 audited financial statement showing a Tangible Net Worth of not less than $500,000.00, and at all times thereafter, or upon delivery of interim year-to-date financial statement reflecting a capital infusion resulting in a Tangible Net Worth of not less than $500,000.00, Borrower may request an increase in the Accounts Advance Rate up to 85% as long as Dilution on a trailing twelve-month basis is 5% or less and no Default or Event of Default exists.

“Advance” or “Advances” means a loan advance under this Agreement.

“Affiliate or Affiliates” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person's senior executive officers, directors, partners and, for any Person that is a limited liability company, such Persons, managers and members. For purposes hereof, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of any equity interest, by contract or otherwise.

“Anniversary Date” means the day that is 365 (or 366, as applicable) days after the date of this Agreement and the same date in each year thereafter.

“Applicable Law” means all laws, rules and regulations applicable to the Person, conduct, transaction, covenant or Loan Document in question, including all applicable common law and equitable principles; all provisions of all applicable state, federal and foreign constitutions, statutes, rules, regulations and orders of governmental bodies; and orders, judgments and decrees of all courts and arbitrators.

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. § 101 et seq.).

“Availability Certificate” means the report prepared by Borrower, in the form set forth on Schedule D attached hereto, which provides the numerical value of Collateral as of a specific date signed by an authorized officer of Borrower.

“Business Day” means a day other than a Saturday or Sunday or any other day on which Lender or banks in Georgia are authorized to close.

“Change of Control” means with respect to the shareholders of Borrower as set forth in Schedule G, shall cease to own free and clear of all Liens (except Permitted Liens), at least fifty percent (50%) of the outstanding voting equity interests of the Borrower.  Any transfer of voting equity interests by any shareholder to a trust or like entity for estate planning purposes shall not be deemed a transfer of such voting equity interests.

“Chattel Paper” means a record or records that evidence both a monetary obligation and a security interest in specific goods, a security interest in specific goods and software used in the goods, a lease of specific goods, or a lease of specific goods and license of software used in the goods. As used in this paragraph, "monetary obligation" means a monetary obligation secured by the goods or owed under a lease of the goods and includes a monetary obligation with respect to software used in the goods.

“Collateral” means all property and interests in property in or upon which a Lien is granted pursuant to this Agreement or the other Loan Documents.

“Collections” means, with respect to any Account, all collections and other payments on or with respect to such Account.

“Default” means any event, which with notice or passage of time, or both, would constitute an Event of Default.

“Deposit Accounts” mean any and all demand, time, savings, passbooks or similar accounts maintained with a bank.

“Deposit Account Agreement” means in form and substance reasonably acceptable to Lender, executed and delivered by each Borrower and the applicable deposit bank.

“Dilution” means a lessening of the value of the collateral that is caused by, but not limited to, credits, discounts, returns, charge-backs, trade allowances, concentrations, slow pay, and bad debts.

“Dollars” mean the legal tender of the United States of America.

“Eligible Account” means an Account which arises in the ordinary course of business of Borrower from the rendition or performance of services and/or for the sale of goods, is payable in Dollars, is subject to Lender's duly perfected Lien and is deemed by Lender, in its discretion, to be an Eligible Account. Without limiting the generality of the foregoing, the following Accounts shall not be eligible:

(a).	With respect to an account debtor whose total obligations to Borrower exceed 20% of all Accounts, the excess amount shall be excluded from Eligible Accounts, unless otherwise approved in writing by Lender:

These above limits shall be adjusted by Lender, in its sole discretion, as deemed appropriate.

  No Account shall be an Eligible Account if:
(i)	the Account is more than 90 days from invoice date relative to invoices with payment terms of 60 days or less;
(ii)	25% or more of the Accounts from the Account Debtor are more than 90 days from invoice date;
(iii)	the Account is subject to any Account Obligor Claim;
(iv)	the Account is not payable in Dollars;
(v)	the Account is due and owing by an Account Obligor who is an Affiliate of Borrower or a Person controlled by an Affiliate of Borrower;
(vi)	the Account is due and owing by an Account Obligor who is not creditworthy in Lender’s reasonable discretion;
(vii)	the Account is due and owing by an Account Obligor who does not have its principal assets and place of business in the United States, Puerto Rico, or Canada;
(viii)	the Account is unbilled;
(ix)	any covenant, representation or warranty contained in the Agreement with respect to such Account has been breached;
(x)	an Insolvency Proceeding has been commenced by or against the Account Obligor or the Account Obligor has failed, suspended business or ceased to be solvent;
(xi)	the Account is subject to a Lien other than a Permitted Lien;
(xii)	the Account is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment;
(xiii)	the Account represents, in whole or in part, a billing for interest, fees or late charges;
(xiv)	the Account is not evidenced by an invoice, statement or other electronic or documentary evidence satisfactory to Lender;
(xv)	the Account is not supported by documentation evidencing the completion of service, satisfactory to Lender;
(xvi)	the Account has been turned over or submitted to a third party for collection;
(xvii)	such Account is in the form of a cost report receivable owing from any Governmental Authority, unless Lender has expressly agreed to include it in the Borrowing Base as an Eligible Account;
(xviii)	the Account arises from a sale to the Account Obligor on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment or any other repurchase or return basis;
(xix)	the Account is owing from the United States of America or which amount is owing from the United States of America or any agency, department or subdivision thereof, unless a properly executed assignment of claims has been received by Lender; or
(xx)	the Account does not comply with such other criteria and requirements as may be specified from time to time by Lender in its discretion.

“Extraordinary Expenses” means all costs and expenses (including legal fees) incurred by Lender in connection with the enforcement of any of its rights or remedies under this Agreement, including any costs and expenses incurred in connection with its repossession of any of the Collateral, collection of any of the Collateral, storing or removing any of the Collateral, or advertising for sale or selling any of the Collateral.

“Furniture, Fixtures and Equipment” means all of Borrower's presently owned and hereafter acquired machinery, furniture, fixtures and equipment wherever located (all of the foregoing being hereinafter collectively referred to as the "FF&E").

“GAAP” means generally accepted accounting principles as in effect from time to time, consistently applied.

“General Intangibles” means any personal property, including things in action, other than accounts, chattel paper, commercial tort claims, deposit accounts, documents, goods, instruments, investment property, letter of credit rights, letters of credit, money, and oil, gas, or other minerals before extraction. The term includes payment intangibles and software.

“Governmental Unit” means a subdivision, agency, department, county, parish, municipality, or other unit of the government of the United States, a state, or a foreign country. The term includes an organization having a separate corporate existence if the organization is eligible to issue debt on which interest is exempt from income taxation under the laws of the United States.

“Instruments” mean any and all negotiable instruments or any other writings that evidence a right to the payment of a monetary obligation, are not themselves a security agreement or lease, and are of a type that in ordinary course of business is transferred by delivery with any necessary endorsement or assignment.

“Insolvency Proceeding” means any case or proceeding commenced by or against a Person under the Bankruptcy Code or any other applicable insolvency law; as an assignment by a Person for the benefit of such Person's creditors; or for the appointment of a receiver, trustee, or other custodian for a Person or any of such Person's property.

“Inventory” means all of Borrower’s finished goods and inventory, packing and shipping supplies, all goods intended to be sold or used by Borrower or to be furnished by Borrower under contracts of service, including all raw materials, goods in process, finished goods, materials and supplies of every kind and nature, used or usable in connection with the manufacture, shipping, advertising, selling, leasing or furnishing of such goods, all documents evidencing or representing the same and all documents of title, all negotiable and non-negotiable warehouse receipts representing the same and all products, accounts and proceeds resulting from the sale or other disposition of the foregoing, that may be rejected, returned repossessed or stopped in transit and all other items, customarily classified as inventory (all of the foregoing being hereinafter collectively referred to as the “Inventory”).

“Investment Property” means a security, whether certificated or uncertificated, security entitlement, securities account, commodity contract, or commodity account.

“Lien” means any security interest in, or common law, statutory or contractual lien with respect to, any property of a Person. For the purpose of this Agreement, Borrower shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes.

“Loans” means all monies advanced by the Lender to the Borrower pursuant to the terms of this Agreement.

“Loan Documents” means the Agreement and all notes, guaranties, security agreements, certificates, landlord's agreements, Bank Agreements, Deposit Account Agreements and all other agreements, documents and instruments now or hereafter executed or delivered by Borrower or any Obligor in connection with, or to evidence the transactions contemplated by, this Agreement.

“Material Adverse Change” means any (a) material adverse change on (i) the business, operations, financial condition, or assets of the Borrower and its Subsidiaries, taken as a whole; (ii) the ability of the Borrower and any of its Subsidiaries, to perform their respective obligations under any Loan Documents; or (iii) the perfection or priority of any Lien of the Lender under this Agreement on a material portion of the Collateral as a result of any action or failure to act by the Borrower; or (b) material impairment on the rights, remedies or benefits available to the Lender under any Loan Document as a result of any action or failure to act by the Borrower.

“Maximum Loan Amount” means Three Million Five Hundred Thousand and no/100 Dollars ($3,500,000.00).

“Obligations” means all present and future Advances, Loans, debts, liabilities, obligations, guaranties, covenants, duties and indebtedness at any time owing by Borrower or any Obligor to Lender, whether evidenced by or arising under the Agreement or any other Loan Document, whether arising from an extension of credit, guaranty, indemnification or otherwise whether direct or indirect (including those acquired by assignment and any participation by Lender in Borrower's indebtedness owing to others), whether absolute or contingent, whether due or to become due, and whether arising before or after the commencement of a proceeding under the Bankruptcy Code or any similar statute, including all interest, charges, expenses, fees, attorney's fees, expert witness fees, audit fees, letter of credit fees, loan fees, Early Termination Fees and any other sums chargeable to, or reimbursable by, Borrower under the Agreement or under any other Loan Document.

“Obligor” means any guarantor, endorser, acceptor, surety or other person liable on, or with respect to, the Obligations or who is the owner of any property that is security for the Obligations, other than Borrower.

“Other Property” means any and all other property of any nature whatsoever of Borrower now or hereafter in the possession of, assigned to or hypothecated to Lender for any purpose, including, but not limited to balances, credits, deposits, accounts, items and monies of Borrower now or hereafter with Lender and all dividends and distributions on or rights in connection with any such property and all rights of Borrower earned or to be earned under contracts to sell goods or render services.

“Payment Account” means an account maintained by Lender to which all Collections or other monies from time to time remitted as directed and deposited by Lender shall be transferred and all other payments by Borrower to Lender shall be sent in immediately available federal funds.

“Payment Notice” means the notice placed on each invoice, directing the Account to remit only to the Lockbox. Payment made to any other party or location will not constitute valid payment of the invoice. Notice: Janel World Trade, Ltd. OR The Janel Group of New York, Inc. OR The Janel Group of Illinois, Inc. OR The Janel Group of Georgia, Inc. OR The Janel Group of Los Angeles, Inc. OR Janel Ferrara Logistics, LLC, P. O. Box 105328, Atlanta GA 30348-5328.

“Permitted Liens” means Liens in favor of Lender and any other Liens agreed or consented to by Lender in writing.

“Person” means any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, government or any agency or political division thereof, or any other entity.

“Prime Rate” means the per annum rate of prime rate of interest quoted in The Wall Street Journal from time to time. If the Wall Street Journal Prime becomes unavailable during the term of this Agreement, Lender may designate a substitute index after notice to Borrower.

“Procedures Letter” means the letter dated as of March 27, 2014 issued by Lender and agreed to by Borrower which sets forth the procedures with respect to Advances and reporting to the extent such procedures are not covered in this Agreement.

“Proceeds” means all substitutions, improvements, accessions, additions, renewals and replacements of or to any of the Collateral (including, but not limited to, returned or unearned premiums from any insurance written in connection with this Agreement) and all proceeds of any of the foregoing, including, but not limited to, any and all proceeds in the form of Accounts and Inventory.

“Projections” are estimates based on certain assumptions or past trends.

“Records” means all of Borrower’s books and records relating to its business or assets, including records pertaining to any Collateral. Without limiting the generality of the foregoing, Borrower’s accounting and financial records will include all records (whether paper, computer or electronic) data, tapes, discs, or other media and all programs, files, records and procedure manuals relating thereto wherever located.

“Supporting Obligations” mean a letter of credit right or secondary obligation that supports the payment or performance of an account, chattel paper, a document, a general intangible, an instrument, or investment property.

“Term” means the period commencing on the date of this Agreement and ending on the date on which this Agreement is terminated pursuant to Section 9.2.

“UCC” means, at any given time, the Uniform Commercial Code as adopted and in effect at such time in the State of Georgia.

All accounting terms used in the Agreement, unless otherwise indicated, shall have the meanings given to such terms in accordance with GAAP. All other terms contained in the Agreement, unless otherwise indicated, shall have the meanings provided by the UCC, to the extent such terms are defined therein. The term "including," whenever used in the Agreement, shall mean "including, but not limited to." The singular form of any term shall include the plural form, and vice versa, when the context so requires. References to Sections, subsections and Schedules are to Sections and subsections of, and Schedules to, the Agreement; to agreements and statutes shall include all amendments thereto and successor statutes in the case of statutes; to the time of day shall mean the time of day on the day in question in Alpharetta, Georgia; to Lender's discretion means Lender's sole and absolute discretion.

SCHEDULE B

Fees And Expense Reimbursement

The fees and expense reimbursements listed on this schedule are in addition to any fees listed in the Loan Agreement, any of the Loan Documents or subsequently agreed to by Lender and Borrower, and are not intended to exclude any expenses for which Borrower is required to reimburse Lender under the Loan Agreement or any of the Loan Documents.

(a)   Origination Fee. Upon execution of this Agreement, a one-time Origination Fee equal to one percent (1%) of the Maximum Loan Amount ($35,000.00), will be considered earned and due.

(b)   Wire Fee. A charge of $30.00 for each outgoing wire sent to, or on behalf, of Borrower, and a charge of $15.00 for each incoming domestic wire received, or $30.00 for each foreign wire received for the benefit of Borrower. The Wire Fee is subject to change, but Lender will notify Borrower of the change.

(c)   Automated Clearing House (“ACH”) Fee. A charge of $10.00 for each outgoing ACH transaction and a charge of $10.00 for each incoming ACH transaction. The ACH fee is subject to change, but Lender will notify Borrower of the change.

(d)   Field Examination. A fee of $950.00 per person per day plus out of pocket expenses for each field examination conducted by or on behalf of Lender. The Field Examination Fee is subject to change, but Lender will notify Borrower of the change.

(e)    Lockbox Fee. A Lockbox Fee based on the following schedule will be charged to the Borrower’s loan account on the first business day of each month based on the lockbox activity of the prior month:

Number of Items	Lockbox Fee
0 - 1,000	$ 900.00
1,001- 2,500	$1,500.00
2,501+	$ To Be Determined

(f)    Technology Fee. A one-time Technology Set-Up and Training Fee of $500.00 will be considered due and payable upon execution of this Agreement. An ongoing Monthly Technology Maintenance fee of $100.00 will be charged to the Borrower’s loan account on the last day of each month.

(g)   Remittance Notification to Debtor Fee. A fee of $1.00 per letter, plus the cost of mailing.

(h)   Late Reporting Fee. A fee of $10.00 per day for each report not received by Lender as required under this Agreement, the Procedures Letter or any other loan document.

(i)     Change of Bank Routing Instruction Fee. A fee of $25.00 for each change of Borrower’s bank of record for wires and ACHs.

(j)     Misdirected Payment Fee. For each such occurrence, Borrower agrees to pay to Lender an amount equal to fifteen percent (15%) of any payment of any invoice where said payment has been received by Borrower and is deposited by Borrower in violation of this Agreement.

(k)   Amendment Fee. A commercially reasonable fee for each modification or amendment to this Agreement shall be fully earned and due upon the execution of the amendment. In addition, a one percent (1%) Amendment Fee will be considered earned and due on the increased amount if the Maximum Loan Amount is increased.

SCHEDULE C

Permitted Liens

Borrower	UCC Filing Number	State Filed	Date Filed	Secured Party
Janel World Trade, Ltd.	None
The Janel Group of New York, Inc.	200905260302129	New York	5-26-09	Key Equipment Finance, Inc.
The Janel Group of New York, Inc.	201006280346702	New York	6-28-10	Mitel Leasing, Inc.
The Janel Group of New York, Inc.	201006280346714	New York	6-28-10	Mitel Leasing, Inc.
The Janel Group of New York, Inc.	201006280346738	New York	6-28-10	Mitel Leasing, Inc.
The Janel Group of New York, Inc.	201006280346776	New York	6-28-10	Mitel Leasing, Inc.
The Janel Group of New York, Inc.	201006280346790	New York	6-28-10	Mitel Leasing, Inc.
The Janel Group of Illinois, Inc.	None
The Janel Group of Georgia, Inc.	None
The Janel Group of Los Angeles, Inc.	None
Janel Ferrara Logistics, LLC	None

Permitted Liens shall also include (A) liens for state or local taxes, which have not been recorded with the secretary of state, which are not delinquent or which are being diligently contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of Janel World Trade, Ltd. AND The Janel Group of New York, Inc. AND The Janel Group of Illinois, Inc. AND The Janel Group of Georgia, Inc. AND The Janel Group of Los Angeles, Inc. AND Janel Ferrara Logistics, LLC; (B) deposits or pledges to secure obligations under workers’ compensation, social security or similar laws, or under unemployment insurance in the ordinary course of business; (C) statutory liens of landlords, carriers, warehousemen, mechanics, materialmen and other similar liens imposed by law, which are incurred in the ordinary course of business for sums not more than thirty (30) days delinquent or which are being contested in good faith; and (D) deposits made in the ordinary course of business to secure liability to insurance carriers.

SCHEDULE D

Availability Certificate

Company Name:	[COMPANY NAME]
Borrowing Base Certificate			Date
			BBC #	001
ACCOUNTS RECEIVABLE
1	Ending A/R Balance from previous BBC #			$0.00

2	ADD: Sales Dates of Invoice Journal
	Date	Amount
	Date	Amount
	Total Sales			$ -

3	Subtract: Collections
	Date	Amount
	Date	Amount	$ -
	Total Collections			$ -

4	Subtract: Credit Memos
	Date	Amount
	Date	Amount
	Total Credit Memos			$ -

5	Subtract: Discounts on Collections
	Date	Amount	$ -
	Date	Amount
	Total Discounts on Collections			$ -

6	Add or Subtract: Adjustments/Credit Card Payments
	Date	Amount	$ -
	Date	Amount
	Total Adjustments/Credit Card Payments			$ -

7	Total A/R			$ -
This above amount should equal your A/R aging.
8	Total A/R per A/R Aging
9	Difference - please explain			$ -

10	Ineligibles	(Ineligibles must be calculated & verified)
12	Subtotal			$ -
13	Total AR Available to Advance	Advance Rate	70%	$ -

The undersigned certifies that Borrower is not in default under the agreements, or any of the advances and loans made there under, or on any obligation to PFC. Furthermore, no material adverse change has occurred in the financial condition of the Borrower.

	Authorized Signature		Date

SCHEDULE E

Financial And Other Covenants

1.     Tangible Net Worth. Beginning April 30, 2014 and for each subsequent month-end, Borrower shall, maintain a minimum Tangible Net Worth of not less than $100,000.00.

For purposes of the covenants set forth in this Schedule E, the terms listed below shall have the following meanings:

The term “Tangible Net Worth” shall mean the sum of (x) Borrower’s net worth as shown on Borrower’s regular financial statements prepared in accordance with GAAP and (y) Borrower’s subordinated debt, but excluding an amount equal to: (i) any Intangible Assets, and (ii) any amounts now or hereafter directly or indirectly owing to Borrower by officers, shareholders or affiliates of Borrower, any non-current assets (excluding fixed assets and deposits for the rent or lease of any location of Borrower).

“Intangible Assets” means all intangible assets (determined in conformity with GAAP) including, without limitation, goodwill, intellectual property, licenses, organizational costs, deferred amounts, covenants not to compete, unearned income, restricted funds, investments in Subsidiaries, intercompany receivables and accumulated depreciation.

2.     Minimum Fixed Charge Coverage Ratio. Beginning April 30, 2014 and each subsequent month-end through May 31, 2014, the month-end Minimum Fixed Charge Coverage Ratio (FCCR) shall be not less than 0.40:1; beginning June 30, 2014 and each subsequent month, the month-end Minimum FCCR shall be not less than 0.75:1. The FCCR shall be measured monthly, based on the trailing 12-months.

(EBITDAR – Non Financed Capital Expenditures)

(Interest + Principal Payments + Management Fees + Distributions)

“EBITDAR” means the total sum of the following with respect to the applicable period: (i) net income from continuing operations (excluding extraordinary gains or losses), and to the extent deducted in determining net income, (ii) interest expense, (iii) income taxes, (iv) rent or lease expense (for office and warehouse), and (v) depreciation, depletion and amortization expenses, and to the extent not paid, management fees.

“Interest Expense” means the total of the costs of advances outstanding under indebtedness including (i) interest charges, (ii) capitalized interest, (iii) the interest component of Capitalized Leases, (iv) fees payable in respect of letters of credit and letters of guarantee, (v) fees and expenses paid to or incurred on behalf of Lenders or Senior Indebtedness, and (vi) discounts incurred and fees payable in respect of bankers’ acceptances.

“Capital Expenditures” will mean for any period, the aggregate capital expenditures recorded by Borrower in conformity with GAAP, including charges in respect of Capitalized Lease obligations (exclusive of imputed interest), but excluding those capital expenditures made with insurance/condemnation proceeds, or proceeds from asset sales permitted under this Agreement.

“Capitalized Leases” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that person.

SCHEDULE F

Locations And Jurisdictions In Which Borrower Is Authorized To Do Business

Locations

Borrower currently has the following business and inventory locations, and no other:

Chief Executive Offices

150-14 132nd Avenue

Jamaica, NY 11434

Other Locations:

1.	The Janel Group of New York, Inc.	303 Merrick Road, Suite 200 Lynbrook, NY 11563
2.	The Janel Group of Illinois, Inc.	1099 Pratt Blvd Elk Grove Village, IL 60007
3.	The Janel Group of Georgia, Inc.	5651 Old Dixie Highway, Suite 104 Forest Park, GA 30297
4.	The Janel Group of Los Angeles, Inc.	460-A Hindry Avenue Inglewood, CA 90301
5.	Janel Ferrara Logistics, LLC	303 Merrick Road, Suite 200 Lynnbrook, NY 11563

Inventory Locations:

(If different from above)

None

Jurisdictions (Include Legal Name and all Tradenames)

Name	Type of Entity	State	Organization Number
Janel World Trade, Ltd.	Corporation	Nevada	C23576-2000
The Janel Group of New York, Inc.	Corporation	New York	351675
The Janel Group of Illinois, Inc.	Corporation	Illinois	52175976
The Janel Group of Georgia, Inc.	Corporation	Georgia	897524
The Janel Group of Los Angeles, Inc.	Corporation	California	C0828735
Janel Ferrara Logistics, LLC	LLC	New Jersey	0600337197

SCHEDULE G

Capital Structure

Record Owner	Percent of Membership Interest
Janel World Trade, Ltd.	See Attached

The Janel Group of New York, Inc.:
Janel World Trade, Ltd.	100%

The Janel Group of Illinois, Inc.:
Janel World Trade, Ltd.	100%

The Janel Group of Georgia, Inc.
Janel World Trade, Ltd.	100%

The Janel Group of Los Angeles, Inc.:
Janel World Trade, Ltd.	100%

Janel Ferrara Logistics, LLC:
Janel World Trade, Ltd.	100%

EXHIBIT A

Form of Certificate of Compliance

(Use Borrower Letterhead with this Form)

Date:

To: Credit Manager

This is to certify that, in accordance with Section 6.1 of the Loan and Security Agreement between Janel World Trade, Ltd. AND The Janel Group of New York, Inc. AND The Janel Group of Illinois, Inc. AND The Janel Group of Georgia, Inc. AND The Janel Group of Los Angeles, Inc. AND Janel Ferrara Logistics, LLC and Presidential Financial Corporation dated March ___, 2014 (the “Loan Agreement”) the attached financial statements are complete and true and have been prepared in conformance with GAAP. In addition, there are no Defaults or Events of Default continuing as of such date (if there are exceptions, list here).

Also attached are the covenant calculations used in determining compliance with the financial covenants contained in Schedule E of the Loan Agreement.

Capitalized terms used herein are as defined in the Loan Agreement.

Very truly yours,

Designated officer, Janel World Trade, Ltd. AND The Janel Group of New York, Inc. AND The Janel Group of Illinois, Inc. AND The Janel Group of Georgia, Inc. AND The Janel Group of Los Angeles, Inc. AND Janel Ferrara Logistics, LLC